Exhibit 10.169

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the __ day of February, 2023 (the “Effective Date”), between Clean Energy Technologies, Inc., a Nevada corporation (the “Company”) and Calvin Pang (the “Executive,” together with the Company, the “Parties”).

R E C I T A L S

A. The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.

B. Executive desires to provide services to the Company on the terms herein provided commencing on the Effective Date.

C. Certain capitalized terms used in this Agreement, but not defined, are defined in Section 11 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment

(a) General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Position and Duties. Effective on the Effective Date, Executive: (i) shall serve as the Chief Financial Officer of the Company, with responsibilities, duties and authority usual and customary for such position, subject to direction by the Company’s Chief Executive Officer (the “CEO”); (ii) shall report directly to the CEO; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company in connection with the Company’s business and the Company’s Confidential Information and Disclosure Agreement (“CIDA”), in each case, as any such policies or agreements may be amended from time to time (collectively, the “Policies”). In addition, the Board of Directors of the Company (the “Board”) shall appoint Executive to serve as a member of the Board. Executive shall attend each regular meeting of the Board, and such other meetings for which there is reasonable prior notice, in person except as may be otherwise agreed by the Board prior to such meeting.

(c) Location. Executive shall be based at the Company’s headquarters in Costa Mesa, California, except for such travel as may be necessary to fulfill Executive’s duties and responsibilities.

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(d) Exclusivity. Executive shall devote Executive’s entire working time, attention and energies to the business of the Company and shall not (i) accept any other employment or consultancy; (ii) serve on the board of directors or similar body of any other entity; or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies.

2. Compensation

(a) Base Salary. Executive’s annual base salary (the “Base Salary”) will be $150,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The Board or a committee of the Board shall review Executive’s Base Salary periodically.

(b) Bonus. Executive will be eligible to receive an annual performance bonus with a target achievement of up to fifty percent (50%) of Executive’s then-Base Salary (the “Annual Bonus”). Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established by the Board. Such Annual Bonus, if earned, will be contingent upon Executive’s continued employment through the applicable payment date. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an Annual Bonus in any calendar year, and that whether the Company pays Executive an Annual Bonus will be determined by the Compensation Committee of the Board in its sole discretion.

(c) Equity Awards.

From time to time, at the sole discretion of the Compensation Committee of the Boar, the Executive may be granted stock or option grants under the Company’s then existing equity compensation plan.

(d) Benefits. Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular plan or benefits.

(e) Vacation. Executive shall be entitled to 21 days of vacation and such sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company’s Policies. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage Executive’s schedule.

(f) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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3. Confidentiality

During and after the Employment Period, the Executive will not divulge or mis-appropriate for his own use or for the use of others any secret or confidential information or knowledge pertaining to the business of the Company, or of any of its subsidiaries, obtained by him in any way while he was employed by the Company or by any of its subsidiaries. Executive affirms the Confidential Information and Disclosure Agreement (the “CIDA” entered into with the Company, a copy of which is attached hereto as Exhibit A.

4. Termination of Employment

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. In no event may the Company terminate the Executive’s employment without obtaining an absolute and unconditional release of any guarantee by the Executive for any liability of the Company or the without the Company satisfying in full such guaranteed obligation, eliminating any actual or potential liability of the Executive for such guaranteed obligation.

(b) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

5. Obligations upon Termination of Employment.

(a) Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement (as defined below). The representations and warranties contained herein and Executive’s obligations under this Section 4(a) and the Confidential Information Agreement shall survive the termination of Executive’s employment and the termination of this Agreement.

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(b) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(f) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(e) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c) Severance Payments upon Covered Termination. If Executive experiences a Covered Termination, and if Executive executes a general release of all claims against the Company and its affiliates in substantially the form provided by the Company attached hereto as Exhibit B (the “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i) Severance. Executive shall be entitled to receive a lump sum cash payment equal to twelve (12) months of Executive’s Base Salary at the rate in effect immediately prior to Executive’s date of termination. Such payment shall be made, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable. In addition, Executive shall be eligible to receive his annual bonus for the year in which the Termination Date occurs to the extent earned based on the attainment of applicable performance goals as determined by the Board in its sole discretion following the end of the calendar year in which the Termination Date occurs, pro-rated based on the total number of days elapsed in the calendar year as of the Termination Date. If and to the extent earned, such pro-rated bonus shall be paid out at the same time annual bonuses are paid generally to senior executives of the Company for the relevant year, less applicable withholdings, but in no event later than March 15th of the year immediately following that in which such pro-rated bonus is earned.

(ii) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the date of Executive’s Covered Termination through the earlier of (A) the last day of the sixth (6th) full calendar month plus one additional month for each full year of Executive’s service to the Company following the date of the Covered Termination and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive agrees to notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

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(c) No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan/policy of the Company.

(d) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party.

(e) Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

6. Limitation on Payments

(a) Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax. Notwithstanding the above, provided that no securities of the Company are then-publicly traded and subject to Executive waiving Executive’s right to the Payment that would otherwise trigger the Excise Tax, the Company will use its good faith efforts to conduct a vote of the Company’s stockholders in accordance with the applicable provisions of Section 280G of the Code with such vote giving the stockholders the opportunity to approve the amount of such Payment that would otherwise trigger the Excise Tax in an effort to exempt such Payment from the Excise Tax if possible.

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(b) Reduced Payments. If a Reduced Payment is made pursuant to this Section 7, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c) Adviser. All determinations required to be made under this Section 7 shall be made by such adviser as may be selected by the Company, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date of termination of Executive’s employment, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Payments may be subject to the Excise Tax) or the Company. All reasonable fees and expenses of the adviser in reaching such a determination shall be borne solely by the Company.

7. Representations.

The Executive hereby represents and wa1rnnts to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

8. Successors.

(a) Personal. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive, except that benefits payable following the death of the Executive may be assigned by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) Assumption. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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9. Arbitration

To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved solely and exclusively by final and binding arbitration held in Orange County, California through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 10(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 10(a) of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8, they will not have the right to have any Claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

10. Indemnification

The Company shall, to the maximum extent permitted by Chapter 78 of the Nevada Revised Statutes (or the laws of any other state in which the Company may then be incorporated) or any other applicable law, defend, indemnify and hold Executive harmless from and against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that Executive is or was acting as an employee, agent, consultant, officer or director of the Company. For purposes of this Section 11, a “ proceeding” means any contemplated, threatened, pending or completed action, proceeding or inquiry, whether civil, criminal, administrative or investigative, and ‘‘expenses” includes, without limitation, the fees and costs of attorneys, accountants, experts and other professionals, as well as any other reasonable expense attendant to establishing a right to indemnification from the Company. This Section 11 shall be cumulative with any other indemnification right to which Executive is entitled under the Company’ s Articles of Incorporation, Articles of Organization, Bylaws, or Operating Agreement or pursuant to any separate indemnification contract between the Company and Executive.

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11. Section 409A of the Code.

The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 9(b) below, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments deferred pursuant to this Section 9(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

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(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement.

(d) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) No Waiver. The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Entire Agreement. As of the Effective Date, this Agreement, together with the CIDA and any equity award agreements constitute the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries and affiliates, or representative thereof.

(g) Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(h) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at his termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

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(i) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties hereto acknowledge that each Party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(j) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(k) Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(l) Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

14. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means any one or more of the following: (i) Executive’s willful failure substantially to perform his duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his relationship with the Company; or (iv) Executive’s willful breach of any of his obligations under any written agreement or covenant with the Company, including, without limitation, this Agreement or the CIDA. With respect to sub-clauses (i) and (iv) above, prior to terminating Executive for Cause (i) the Company shall provide written notice of the events and circumstances giving rise to Cause, (ii) the Executive shall have 30 days to cure and (iii) the Executive must have failed to cure within such 30 day cure period.

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(b) Change in Control. “Change in Control” mean (i) the liquidation, dissolution or winding up of the Company; (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganizations, provided that the applicable transaction shall not be deemed a Change in Control unless the Company’s stockholders constituted immediately prior to such transaction do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction (taking into account only voting power resulting from stock held by such stockholders prior to such transaction); (iii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power outstanding before such transaction is transferred; or (iv) a sale, conveyance or other disposition of all or substantially all of the assets of the Company (including without limitation a license of all or substantially all of the Company’s intellectual property that is either exclusive or otherwise structured in a manner that constitutes a license of all or substantially all of the assets of the Company); provided that a Change in Control shall not include (A) a merger or consolidation with a wholly-owned subsidiary of the Company, (B) an initial public offering of the Company, (C) a transaction effected exclusively for the purpose of changing the domicile or state of incorporation of the Company or (D) any transaction or series of related transactions principally for bona fide equity financing purposes in which the Company is the surviving corporation. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5)with respect to any compensation or benefit that is subject to Section 409A of the Code.

(c) Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment either (i) by the Company other than for Cause; or (ii) by Executive for Good Reason.

(d) Good Reason. “Good Reason” means Executive’s resignation from all positions he then holds with the Company that is effective within one-hundred twenty (120) days after the occurrence, without Executive’s written consent, of any of the following: (i) a material reduction in Executive’s Base Salary as in effect immediately prior to such reduction (other than in connection with a general reduction of base salaries applicable to all employees in similar positions not to exceed 10%); (ii) the relocation of Executive’s primary work location to a facility or a location more than fifty (50) miles from Executive’s then present location; (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced (other than in connection with a general reduction of benefits applicable to all employees in similar positions); or (iv) the significant reduction of Executive’s duties, authority or responsibilities (taken as a whole), relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, provided, that any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control shall not provide for Executive’s resignation for Good Reason hereunder. Notwithstanding the foregoing, a resignation shall not constitute a resignation for “Good Reason” unless the condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Company within thirty (30) days of the first occurrence of such condition, and Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized member, as of the day and year set forth below.

CLEAN ENERGY TECHNOLOGIES, INC.

By:
Name:	Calvin Pang
Title:
Date:

EXECUTIVE

Name:	Calvin Pang
Date:

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EXHIBIT A

CONFIDENTIAL INFORMATION AND DISCLOSURE AGREEMENT

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Exhibit B

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) by and between Calvin Pang (“Executive”) and Clean Energy Technologies, Inc. (the “Company”) is dated as of [        ], 20[      ] and is made effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Agreement pursuant to Section 5(c) below. Any reference to the Company throughout this Agreement shall include the Company, its subsidiaries and any successors thereto.

A. Executive’s employment with the Company and status as an officer, director and employee of the Company and each of its affiliates will end effective upon the Termination Date (as defined below).

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

C. The payments and benefits being made available to Executive pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain employment agreement by between Executive and the Company, dated June __, 2018 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Termination Date. Executive acknowledges and agrees that his status as an officer, a member of the board of directors and employee of the Company will end effective as of the close of business on [      ], 20[      ] (such date, the “Termination Date”). Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2. Final Paycheck; Payment of Accrued Wages and Expenses.

(a) Final Paycheck. As required by law, the Company will pay Executive within seventy two (72) hours of the Termination Date all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b) Business Expenses. Executive agrees that, within ten (10) business days after the Termination Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Termination Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.

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3. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s execution and non-revocation of this Agreement and Executive’s performance of his continuing obligations pursuant to this Agreement, the Employment Agreement and that certain Confidential Information and Disclosure Agreement entered into between Executive and the Company (the “Confidentiality Agreement”), to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:

(a) Severance. The Company shall pay to Executive a lump sum cash payment equal to $[      ], less applicable withholdings and deductions, which equals twelve (12) months of Executive’s annual base salary at the rate in effect immediately prior to the Termination Date. Such payment shall be made, less applicable withholdings, on the first payroll date following the Effective Date.

(b) Bonus. In addition, Executive shall be eligible to receive his annual bonus for 20[   ], which is the year in which the Termination Date occurs, to the extent earned based on the attainment of applicable performance goals as determined by the Company’s board of directors in its sole discretion following December 31, 20[   ], pro-rated based on the fraction equal to [   ]/36[5], which represents the total number of days elapsed in the calendar year as of the Termination Date. If and to the extent earned, such pro-rated bonus shall be paid out at the same time annual bonuses are paid generally to senior executives of the Company for 20[   ], less applicable withholdings, but in no event later than March 15, 20[   ].

(c) Healthcare Continuation Coverage. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to the Termination Date pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the Termination Date through the earlier of (A) the last day of the sixth (6th) full calendar month following the Termination Date and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive agrees to notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(d) Equity Awards: The Company shall accelerate the vesting and exercisability of each of Executive’s options to purchase shares of Company common stock (collectively, “Equity Awards”) , if applicable, as of the Termination Date. All Equity Awards shall remain subject in all respects to the restrictions of the applicable Equity Award agreements between the Executive and the Company and the Company’s applicable equity incentive plan. In addition, all unvested shares subject to Equity Awards held by the Executive as of the Termination Date (after giving effect to the accelerated vesting provided under this Section 3(c)) shall continue to remain outstanding (but not continue to vest) until the three (3) month anniversary of the Termination Date, after which time they will terminate and cease to be outstanding for no consideration. Notwithstanding the foregoing, in the event a Change in Control (as defined in the Employment Agreement) occurs on or prior to the three (3) month anniversary of the Termination Date, then each unvested Equity Award shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall lapse, in each case, with respect to one hundred percent (100%) of the then-unvested shares effective as of immediately prior to such Change in Control. For the avoidance of doubt, Executive’s unvested Equity Awards shall not continue to vest after the Termination Date through the three (3) month anniversary of the Termination Date (except for the acceleration provided in this Section, if applicable), and all outstanding but unexercised shares subject to the Equity Awards (whether vested or unvested) shall automatically terminate upon the three (3) month anniversary of the Termination Date.

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(e) Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(f) Sole Separation Benefit. Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Employment Agreement. Thus, for any Company sponsored employee benefits not referenced in this Agreement, Executive will be treated as a terminated employee effective on the Termination Date. This includes but is not limited to the Company’s 401(k) plan and Company sponsored life insurance and long-term disability insurance. Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

(g) Unemployment Benefits. After the Termination Date, Executive may apply for unemployment benefits. Whether Executive receives benefits will be determined by the State.

4. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Employment Agreement, and each such agreement shall be deemed terminated and of no further effect as of the Termination Date.

5. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

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(a) On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, divisions, predecessors, successors, assigns, shareholders, subsidiaries, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including without limitation any and all Claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200, ordinance or statute regarding employment; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any rights and benefits under this Agreement or benefit entitlements vested as of the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan, including, without limitation, the terms of any Company equity compensation plan and/or any equity compensation agreement between Executive and the Company;

(v) Claims for indemnification under California Labor Code Section 2802, the Company’s Certificate of Incorporation, the Company’s Bylaws, Delaware General Corporation Law or other applicable law, and under the terms of any policy of insurance purchased by the Company; and

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(vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following: Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (iii) Executive has [twenty-one (21)] days from the date of this Agreement to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); (iv) Executive has seven (7) days following the execution of this Agreement by Executive to revoke the Agreement, and Executive will not receive the severance benefits provided by Section 2 of the Agreement unless and until such seven (7) day period has expired; (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Executive, provided that the Company has also executed this Agreement by that date; and (vi) this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Agreement to [Brian Cuneo, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, fax: (650) 463-2600].

(d) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6. Non-Disparagement, Transition, Transfer of Company Property; Confidentiality; and Job References.

(a) Non-Disparagement. Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast the Company or any entity or employee affiliated with the Company in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of the Company or any entity affiliated with the Company, or the name or reputation of any officer, agent or employee of the Company or of any entity affiliated with the Company; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process.

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(b) Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(c) Transfer of Company Property. Except as otherwise contemplated in this Agreement, on or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement. By executing and returning this Agreement, Executive is certifying that Executive has complied with Executive’s obligation herein to immediately return all Company documents and information regardless of where Executive has maintained such Company property. Executive’s compliance with the terms of this Section 6(c) is a condition precedent to Executive’s eligibility to receive the payments and benefits described in Section 3 above.

(d) Confidentiality. The provisions of this Agreement will be held in strictest confidence by Executive and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (i) Executive may disclose this Agreement to Executive’s immediate family; (ii) Executive may disclose this Agreement in confidence to Executive’s attorneys, accountants, auditors, tax preparers, and financial advisors; and (iii) Executive may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Executive agrees not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.

(e) Job References. Executive should direct any job reference inquiries to the Company’s Human Resources. Pursuant to Company policy, in response to any such inquiries, the Company will provide only the position Executive held and the dates of employment. The Company will confirm Executive’s salary in response to any such inquiry only if Executive submits a signed request to the Company to disclose such information.

7. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by

Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

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8. No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

9. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

10. Miscellaneous. This Agreement, together with the Confidentiality Agreement, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including without limitation the Employment Agreement. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

12. Maintaining Confidential Information. Executive reaffirms his obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the payments provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

13. Executive’s Cooperation. Before, on and after the Termination Date, Executive agrees to cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed. Upon Executive requests, with supporting invoices, Executive will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by Executive providing such cooperation. If Executive is named as a defendant or potential defendant in any claim against the Company or Executive regarding Executive’s actions or inactions which occurred in the proper scope of Executive’s employment at the Company, the Company will provide Executive legal defense against such claim and shall indemnify Executive against any potential liability arising under such claim to the extent permitted by law.

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IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below, which dates shall be after the Termination Date, but on or prior to the twenty-first (21st) day following the date of this Agreement.

DATED: , 20
Calvin Pang

CLEAN ENERGY TECHNOLOGIES, INC.
DATED: , 20
By:

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